December 26, l997




Dear Fellow Shareholders:

We cordially invite you to join us at the l998 Annual Meeting of Shareholders of Westvaco Corporation to be held at 10 o'clock in the morning on Tuesday, February 24, 1998. The meeting will be held in the Stuyvesant Room of the New York Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York. Whether or not you expect to attend the meeting, however, please sign, date and promptly return the enclosed proxy.

This year our proxy material includes two proposals. We ask for your support in voting FOR Proposal 1, the election of our directors; and FOR Proposal 2, the appointment of our independent accountants.

Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, we ask that you sign, date and return the enclosed proxy as soon as conveniently possible.

                                    Sincerely,

                                    John A. Luke, Jr.
                                    Chairman, President and
                                    Chief Executive Officer


Westvaco

Paper, packaging and specialty chemicals



Notice of 1998 Annual Meeting of Shareholders and Proxy Statement



The Annual Meeting of Shareholders of Westvaco Corporation will be held in the Stuyvesant Room of the New York Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York, on Tuesday, February 24, 1998, at ten o'clock in the morning for the following purposes:

1.          To elect four directors for terms of three years each;

2. To consider and vote upon a proposal to ratify the action of the Board of Directors in appointing Price Waterhouse LLP as independent accountants for the corporation for the fiscal year 1998.

All holders of common stock of record at the close of business on December 26, 1997, will be entitled to receive notice of and to vote at the annual meeting. Whether or not you expect to be at the meeting, please sign, date and promptly return the enclosed proxy.

By Order of the Board of Directors


John W. Hetherington
Vice President, Assistant General Counsel and Secretary


December 26, 1997



Proxy statement

Westvaco Corporation
299 Park Avenue
New York, New York 10171


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Westvaco Corporation for the Annual Meeting of Shareholders to be held on February 24, 1998. Only holders of Westvaco common stock of record at the close of business on December 26, 1997, will be entitled to vote at the meeting, each share of such stock being entitled to one vote. The Proxy Statement and enclosed form of proxy are being mailed on or about Monday, January 5, 1998, to each shareholder entitled to vote.

The presence of a majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. The nominees receiving the highest vote totals will be elected directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on any matters as to which the brokers lack authority to vote, a broker non-vote will have no effect on the vote.

On December 26, 1997, there were outstanding 101,946,427 shares of Westvaco common stock. The following investment advisers are believed to have beneficial ownership (as defined for certain purposes by the Securities and Exchange Commission) of more than 5% of the company's common stock by virtue of having investment authority and, to some extent, voting authority over the number of shares indicated below:
                                                     Percent
                                             Shares of Class
           Invesco Capital Management     8,572,450     8.4%
             1315 Peachtree Street, N.E.
             Atlanta, GA 30309
             A subsidiary of Invesco PLC
             11 Devonshire Square
             London, England

           Capital Research & Management  6,648,900      6.5%
             333 South Hope Street
             Los Angeles, CA 10153

           Sanford C. Bernstein & Co.     5,200,353      5.1%
             767 Fifth Avenue
             New York, NY 10153

The Westvaco savings and investment plans for salaried and hourly employees held, as of October 31, 1997, a total of 12,441,123 shares, or 12%, for which full voting rights are exercisable by members of the plans. As of that date there were 12,400 current or former employees of Westvaco and its subsidiaries participating in such plans. All directors and officers as a group owned 4,340,972 shares, or 4.1%, of Westvaco common stock, including shares in the Savings and Investment Plan for Salaried Employees as of October 31, 1997, and including shares in which they had the right to acquire beneficial interest within 60 days through the exercise of stock options. In addition to the stock beneficially owned by each executive officer who is also a director, as shown hereinafter in connection with the election of directors, the following executive officers named in the Summary Compensation Table on page 19 held the following number of shares: Philip H. Emery, Jr., 181,502 shares, Frederick C. Haas, 277,210 shares, and Jack A. Hammond, 219,260 shares. All information concerning share ownership, unless otherwise stated, is as of the most recent practicable date.

Attendance at the meeting will be limited to holders of record as of the record date, or their authorized representatives (not to exceed one per shareholder), and guests of management.

Management has been gratified by the interest in Westvaco shown by its shareholders as evidenced by the representation, in person or by proxy, of more than 90% of its outstanding stock at each of the annual meetings held during the past 30 years.

It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the annual meeting.

In addition to solicitation by mail, officers and assistant officers of Westvaco may solicit proxies by telephone or other electronic communication, or by personal contact. The cost of solicitation of proxies will be borne by Westvaco. Westvaco may engage the services of D. F. King & Co., Inc. for the solicitation of proxies on a limited basis at a cost which is estimated not to exceed $11,500 in fees, and somewhat more than half that amount in expenses.

1.  Election of directors

Four directors are to be elected to hold office for the terms set forth below and, in all cases, until their successors are elected and shall qualify. There is no provision for cumulative voting in the election of directors. At the meeting, one of the persons named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the four nominees for directors listed on the following pages.

The present nominees, David L. Hopkins, Jr., Douglas S. Luke, Jane L. Warner, and Richard A. Zimmerman, if elected, will be elected for a term expiring at the Annual Meeting of Shareholders to be held in the year 2001. The Board of Directors unanimously recommends a vote FOR the named nominees and, unless otherwise specified by the shareholder, the Board of Directors intends the accompanying proxy to be voted for the election of these nominees. Should any of these nominees become unavailable for election for any reason presently unknown, a person named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons as the Board of Directors may recommend.

Samuel W. Bodman III, Dr. Thomas W. Cole, Jr., and Rudolph G. Johnstone, Jr., will continue to serve for a term expiring at such meeting to be held in 2000. W.L. Lyons Brown, Jr., John A. Luke, Jr., and William R. Miller will continue to serve for a term expiring at the annual meeting to be held in 1999.

Brief statements appear on the following pages setting forth the age, principal occupation, and other biographical information concerning each nominee and continuing director. Such statements include the number of shares of Westvaco common stock owned, representing in the case of each nominee and continuing director less than 1% of the outstanding shares. All information in this Proxy Statement concerning share ownership by nominees or continuing directors is as of the most recent practicable date.

Nominees for election as directors for a term of three years expiring in 2001

                        David L. Hopkins, Jr.: Managing Director, BT
                        Alex. Brown; Head, Alex Brown Asset Management, since 1993. Retired Managing Director, Morgan Guaranty Trust Company of New York. Westvaco

                        Director since 1969. A.B., Princeton University, 1950. Director: Metropolitan Opera Association.
                        Trustee: The Maryland Historical Society.  Age
                        69.

                        Westvaco shares owned 48,706 (Notes 1, 2). Term to expire: 2001


                        Douglas S. Luke: President and Chief Executive Officer, WLD Enterprises, Inc., a private investment company with diversified interests in marketable securities, real estate and operating businesses, since 1991. Westvaco Director since October 1996. B.A., University of Virginia, 1964. M.B.A., The Darden School, University of Virginia, 1966. Managing Director and Officer of Rothschild, Inc. and its predecessor, New Court Securities Corporation, 1979-1990.
                        Director: Orbital Sciences Corporation, Regency Realty Corporation. Age 56.

                        Westvaco shares owned 46,960 (Notes 1, 2). Term to expire: 2001


                        Jane L. Warner: President, Randall Textron and Executive Vice President, Textron Automotive Company, since 1994, both of which businesses are part of the Automotive Division of Textron, Inc., a global, multi-industry company with aircraft, automotive, industrial and financial businesses. Westvaco Director since November 1997. B.A., Michigan State University, 1970, M.A., 1973. M.B.A., Stanford University, 1988. Joined General Motors Corporation in 1973. Became General Superintendent, Chevrolet-Pontiac Canada Group in 1988 and Assistant Chief Engineer and Future Product Manager, Camaro/Firebird Platform, 1991 prior to joining Textron, Inc. Director: GMI Engineering and Management Institute. Age 50.

                        Westvaco shares owned (Note 3).  Term to expire:
                        2001


                        Richard A. Zimmerman: Retired Chairman and Chief Executive Officer, Hershey Foods Corporation, a manufacturer of food products. Westvaco Director since 1989. B.A., Pennsylvania State University, 1952. Joined Hershey Foods Corporation in 1958. Served as President, 1976-1985; Chief Operating Officer, 1976-1984; Chief Executive Officer, 1984-1993; and Chairman, 1985-1993. Director:
                        Eastman Kodak Corporation, Lance, Inc. Trustee and Chairman of the Board: United Theological Seminary, Pennsylvania State University. Age 65.

                        Westvaco shares owned 7,650 (Note 1). Term to expire: 2001


Directors whose terms of office continue

                        Samuel W. Bodman III: Chairman and Chief
                        Executive Officer, Cabot Corporation, a
                        chemical, energy and materials company, since 1988. Westvaco Director since 1987. B.Ch.E., Cornell University, 1961. Sc.D., M.I.T., 1964. Joined FMR Corporation in 1970 and served as President and Chief Operating Officer from 1983-1986 prior to joining Cabot Corporation as President and Chief Operating Officer. Director:
                        Cabot Oil and Gas Corporation, John Hancock
                        Mutual Life Insurance Co., Security Capital
                        Group Incorporated. Trustee: Massachusetts
                        Institute of Technology, Isabella Stewart
                        Gardner Museum. Age 59.

                        Westvaco shares owned 34,500 (Note 1). Term to expire: 2000


                        Dr. Thomas W. Cole, Jr.: President, Clark
                        Atlanta University since l989. Westvaco Director since 1994. B.S., Wiley College, 1961. Ph.D, University of Chicago, 1966. Joined faculty of Atlanta University in l966 and became Chairman, Department of Chemistry, Fuller E. Callaway Professor of Chemistry, Provost and Vice President for Academic Affairs prior to becoming President of West Virginia State College in 1982. Chancellor of the West Virginia Board of Regents, 1986-1988, President of Clark College, 1988, and President of Atlanta University, 1988.
                        Director: West Virginia Wesleyan College,
                        Atlanta Chamber of Commerce, Central Atlanta
                        Progress, Atlanta Committee for Public
                        Education, First Union Bank of Georgia, Atlanta Action Forum. Vice President: Atlanta Area Council, Boy Scouts of America; Eagle Scout.
                        Age 56.

                        Westvaco shares owned 4,850 (Note 1). Term to expire: 2000


                        Rudolph G. Johnstone, Jr.: Executive Vice
                        President, Westvaco; Director since 1995. B.S. and M.S., North Carolina State University, 1958, 1960. Advanced Management Program Wharton School, University of Pennsylvania, 1989.
                        Joined Westvaco in 1957. Container Division
                        Regional Manager, 1970 and Assistant Division Manager, 1980. Became Vice President and Container Division Manager, 1985; Senior Vice President and Envelope Division Manager, 1990; Senior Vice President with responsibilities for Corporate Data Processing, Marketing Services and Human Resources, 1992; Executive Vice President, 1995. Director and Executive Committee Member: National Association of Manufacturers. Director: Direct Marketing Association, Foreign Policy Association. Age 61.

                        Westvaco shares owned 258,961 (Note 1). Term to expire: 2000


                        W. L. Lyons Brown, Jr.: Former Chairman of the Board and Chief Executive Officer, Brown-Forman Corporation, a diversified consumer products company. Westvaco Director since 1994. B.A., University of Virginia, 1958. B.S. American Graduate School of International Management, 1960. Joined Brown-Forman Corporation, 1960. Became a Director, 1964 and Executive Vice President, 1972. Served as President, 1975-1983; Chief Executive Officer, 1975-1993; and Chairman of the Board, 1983-1995. Director: Pennzoil Company, Essex International Inc. Advisory
                        Director: Bessemer Holdings, L.P. Former Member:
                        President's Advisory Committee for Trade Policy and Negotiations. Chairman and Trustee:
                        Winterthur Museum. Trustee: World Monuments
                        Fund. Alumni Trustee: University of Virginia
                        Endowment Fund. Trustees' Council: National
                        Gallery of Art. Age 61.

                        Westvaco shares owned 9,000 (Note 1). Term to expire: 1999


                        John A. Luke, Jr.: Chairman, President and Chief Executive Officer, Westvaco; Director since 1989. B.A., Lawrence University, 1971. M.B.A., The Wharton School, University of Pennsylvania, 1979. Joined Westvaco in 1979. Became Assistant Treasurer, 1982; Treasurer, 1983; Vice President and Treasurer, 1986; Senior Vice President, 1987; Executive Vice President, 1990; President and Chief Executive Officer, 1992; Chairman, President and Chief Executive Officer, 1996.
                        Director: American Forest and Paper Association, The Americas Society, Inc., Arkwright Mutual Insurance Co., The Bank of New York, United Negro College Fund. Chairman of the Board of
                        Trustees: Lawrence University. Trustee: Tinker Foundation. Governor: National Council of The Paper Industry for Air and Stream Improvement, Inc. Age 49.

                        Westvaco shares owned 562,088 (Notes 1, 2).
                         Term to expire: 1999


                        William R. Miller: Corporate Director. Westvaco Director since 1992. B.A., St. Edmund Hall, Oxford University, 1952, M.A., l956. Joined Bristol-Myers Company (now Bristol-Myers Squibb Company), a pharmaceutical company, in 1964. Became President International Division, 1972; President Pharmaceutical and Nutrition Group, 1981; Vice Chairman of the Board, 1985-1990. Former Chairman and Director: Pharmaceutical Manufacturers Association. Chairman of the
                        Board: Vion Pharmaceuticals, Inc. (formerly
                        OncoRx), SIBIA Neurosciences, Inc. Director:
                        ImClone Systems, Inc., ISIS Pharmaceuticals,
                        Inc., St. Jude Medical, Inc., Transkaryotic
                        Therapies, Inc., Xomed Surgical Products, Inc. Advisory Director: Chugai Pharmaceuticals, Inc. Vice Chairman of the Board: Cold Spring Harbor Laboratory. Trustee: Manhattan School of Music, Metropolitan Opera Association, Opera Orchestra of New York. Member: Oxford University Chancellor's Court of Benefactors, Honorary
                        Fellow: St. Edmund Hall. Chairman of the
                        English-Speaking Union of the United States.
                        Age 69.

                        Westvaco shares owned 6,000. Term to expire:
                        1999

Notes with respect to nominees' and continuing directors' shareholdings

(l) The total shares shown include shares of Westvaco common stock in which the nominees and continuing directors had a right to acquire beneficial interest within 60 days by the exercise of stock options.

(2) The shares shown also include the following shares: Douglas S. Luke is a co-trustee of a trust which held a total of 24,998 shares of Westvaco common stock. John A. Luke, Jr., is a co-trustee of two trusts which held a total of 9,328 shares of Westvaco common stock. David L. Hopkins, Jr., is a co-trustee of a trust which held a total of 43,887 shares of Westvaco common stock.

(3) Jane L. Warner, who became a director in November 1997, did not own shares or hold exercisable options at the time of her election.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires reporting by directors and certain officers of the company concerning their holdings and transactions in Westvaco common stock. A review of the company's records indicates that all reports required under the Section 16(a) rules were filed in a timely manner during the year, except for one report of one transaction by Samuel L. Torrence, a Senior Vice President. This was an exercise of stock appreciation rights and did not involve any transaction in the public market. A report has now been filed.

Board and committee meetings

The Board of Directors held eleven meetings, one each month except July, and 24 committee meetings during fiscal year 1997. Average attendance by directors at meetings of the Board and its committees was 94%.

The Audit Committee, which met two times in fiscal year 1997, has as its members William R. Miller, Chair; Dr. Thomas W. Cole, Jr., David L. Hopkins, Jr., Katherine G. Peden, Jane L. Warner, and Richard A. Zimmerman, none of whom is an officer or employee of the corporation. The Audit Committee reviews the audit examination and annual financial reports of the corporation, and meets with and remains accessible to the internal auditors and independent accountants of the corporation. It reviews in advance the appointment of the independent accountants, the scope of their work, and the fees for all services provided. It also reviews annually with the General Counsel the status of the company's legal compliance program, as well as significant issues in litigation.

The Compensation Committee, which met eight times in fiscal year 1997, has as its members Richard A. Zimmerman, Chair; Samuel W. Bodman III, W.L. Lyons Brown, Jr., Dr. Thomas W. Cole, Jr., David L. Hopkins, Jr., and Katherine G. Peden, none of whom is an officer or employee of the corporation. The Compensation Committee receives regular reports on industrial relations, approves or reviews all compensation of senior management, determines awards under the Annual Incentive Compensation Plan, oversees matters relating to the corporation's stock option plans and various issues related to the management of its savings and investment plans. In addition, the Committee reviews the management of, and proposed changes to, the corporation's various employee benefit plans.

The Committee on Board Membership, which met five times in fiscal year 1997, has as its members Katherine G. Peden, Chair; Samuel W. Bodman III, W.L. Lyons Brown, Jr., John A. Luke, John A. Luke, Jr., and Richard A. Zimmerman. The Committee on Board Membership reviews and makes recommendations concerning the qualifications of individuals for re-election and to fill vacancies on the Board of Directors, as well as the levels of compensation paid to non-salaried directors.

A Westvaco bylaw requires nominations for the Board from any shareholder to
be delivered to the Board Membership Committee,   Westvaco's Secretary, not
less than 90 days in advance of an annual meeting nor later than the seventh day following the date that notice of a special meeting is first given to shareholders. The bylaw also requires the nomination to contain specified information about the nominee and the shareholder making the nomination, as well as a consent to serve by the nominee. In addition to such nominations, the Board Membership Committee will consider such suggestions for possible nominations as may be sent by shareholders to the Committee.

The Finance Committee, which met five times in fiscal year 1997, has as its members David L. Hopkins, Jr., Chair; W. L. Lyons Brown, Jr., Douglas S. Luke, John A. Luke, John A. Luke, Jr., and William R. Miller. The Finance Committee reviews the financial condition of the corporation and its requirement for funds, studies its credit and financing policies, considers the dividend policy of the corporation and makes recommendations concerning these matters, and reviews funding recommendations for the salaried and hourly pension plans together with the investment performance of such plans.

The Committee on the Environment, Safety and Health, which met three times in fiscal year 1997, has as its members Samuel W. Bodman III, Chair; Dr. Thomas
W. Cole, Jr., Douglas S. Luke, John A. Luke, John A. Luke, Jr., William R. Miller, Katherine G. Peden, and Jane L. Warner. The Committee on the Environment, Safety and Health oversees the stewardship of the corporation with respect to conservation of the natural resources and its ability to protect the natural environment. It also oversees implementation of the company's workplace safety and health program. The committee receives regular reports from management, reviews environmental, safety and health matters with management, and makes recommendations as needed.

The International Committee, which met one time in fiscal year 1997, has as its members John A. Luke, Chair; Samuel W. Bodman III, W. L. Lyons Brown, Jr., Douglas S. Luke, John A. Luke, Jr., William R. Miller, and Richard A. Zimmerman. The International Committee serves as a resource for management, sharing its knowledge and expertise on opportunities outside of the United States which may be of interest to the company.

Director compensation

Only directors who are not employees of the corporation receive fees. Since March 1, 1997, fees paid to each outside director have consisted of an annual retainer of $30,000 plus an attendance fee of $1,000 for each meeting of the Board and committee meeting of the Board at which the director is present. Each director may elect to defer payment of a percentage of his or her fees, with interest, to a later date or dates. In accordance with the provisions of our incentive stock plan for non-employee directors approved by shareholders, stock options covering 1,500 shares are granted each year to each non-employee director up to the limit of shares in the plan.

Executive Compensation
Report of the Compensation Committee

The Committee

The Compensation Committee is a Board committee composed entirely of outside directors, none of whom is or has been at any time an employee of the company or is receiving any compensation from the company other than as a director. The Committee administers the Westvaco Executive Compensation Program (the "Program") which is designed to attract and retain distinctly capable and highly motivated individuals who can create and execute programs that will produce sound, long-term rewards for shareholders. The compensation of all employees, including executive officers, whose annual salary exceeds $275,000, is determined by the Committee which informs the Board on any action taken with respect to the compensation of the CEO.

Performance Factors
A major Westvaco objective is to increase the value of the company for its shareholders over the long term. Beginning in July 1967, the company began to measure the performance of its stock against major market indices as well as against its peers and other leading industrial companies. The results, which are shown on page 18 , show a high degree of success in creating long-term shareholder value.

Another major company objective has been to minimize the impact of the business cycle on its earnings through an extensive emphasis on distinctive and differentiated products and services. This program was initiated in 1984 and has been described since then in company literature distributed to shareholders. The success of this product strategy, as well as the company's cost containment and productivity improvement strategies, is regularly monitored within the company and at the Board level.

The contribution of an individual to the execution of corporate strategies, including the foregoing objectives, remains the principal basis on which job performance is evaluated and, therefore, is a significant factor in determining salaries, incentive compensation for the most senior executives as hereafter described, and grants of stock options.

Cash Compensation
The Westvaco Annual Incentive Compensation Plan (the "Plan") which places a portion of a senior executive's compensation at risk, and ties it to company and personal performance, was approved by the shareholders at the company's 1996 Annual Shareholders' Meeting. The Plan is administered by the Compensation Committee. Funding for awards is based on a formula tied to the overall performance of the company. The formula, which provides funding based on 2% of net income in excess of 6% return on shareholders' equity, is designed so that a pool of money will be available for use by the Committee to provide annual cash compensation for senior managers in the then-current competitive range as indicated by regular annual studies. The Plan is designed to meet IRS requirements for tax deductibility. The Committee uses its discretion under the Plan carefully, taking into account anticipated competitive compensation for various job levels, and in appraising the performance of the company and of the individuals in senior management in determining awards to each individual considered. Key criteria for individual performance focus on improved shareholder value through financial and operating performance, advancing the company's strategy of product and service differentiation, and organizational development. Under the Plan no one executive can receive more than 20% of the available pool. It is anticipated that in many years something less than the total amount of the available pool will be used. Any amounts that are not awarded in a particular year may not be carried over to the pool for a subsequent year. Based on 1997 fiscal year performance, the funding formula provided a total available pool of $561,000 for incentive compensation. The total payout for eight executives after the close of fiscal year 1997 was $330,000, representing 59% of the total available award pool.

The Committee believes that it is important that total cash compensation for Westvaco's executive officers be at a level that is competitive with that paid by comparable companies. The competitiveness of the compensation of the CEO and the other executive officers identified in the Summary Compensation Table is evaluated through an assessment of total annual cash compensation (salary + incentive compensation) paid by the seven peer paper companies, which along with Westvaco comprise the Dow Jones Paper Index in the proxy performance graphs on pages 17 and 18, and by other companies comparable in size to Westvaco. Such assessments are supported by executive compensation surveys performed for the Committee each year. Using this frame of reference as a general guideline, actual compensation levels are determined by an annual evaluation of individual job performance, without attempting to target a specific level within the competitive frame of reference.

Salaries for the other senior officers are determined on a similar basis, except that a salary range is established for each such officer based upon total annual cash compensation, including any incentive compensation, paid to comparable officers of the companies in a somewhat broader group encompassing companies comparable to Westvaco both within and without the paper industry. A midpoint is determined with reference to the median of this group. Individual salaries are reviewed annually under a formal performance appraisal program and adjusted relative to the midpoint within the range, as appropriate, based on individual job performance.

The Committee regularly reviews the cash compensation of the company's executive officers named in the Summary Compensation Table relative to the annual cash compensation paid by companies in the Dow Jones Paper Index. Compensation at Westvaco is inclined to be more level throughout the organization than is generally seen in most companies, and the compensation philosophy at Westvaco tends to be conservative. In 1996, four of the seven other companies reporting with Westvaco in the Dow Jones Paper Index provided more total cash compensation than Westvaco to their five highest paid executives.

Equity-Based Compensation

Stock Options
Grants of stock options are made by the Committee to create a direct tie between the interests of key employees and shareholders of the company. Such options are usually granted each year with an exercise price equal to the market price of the related shares on the date of grant, so that individuals receiving such grants benefit only if shareholders benefit through appreciation in the post-grant value of Westvaco shares. Position responsibility, job performance, and salary level are principal factors considered by the Compensation Committee in determining the size of grants. Grants are also compared with the grants of options and other long-term incentives within the Dow Jones Paper Index, and by other companies comparable in revenues to Westvaco in other industries. The Committee does not consider the number of options already held by an individual in making additional grants.

The Savings and Investment Plans
The savings and investment plans for Westvaco employees, (the "S&I Plans"), with company matching, provide an attractive way for all employees, including executive officers, to acquire and hold stock in the company by contributing a percentage of their compensation. They reflect the company's strong commitment to equity ownership by employees, thus tying the interests of all members of the Westvaco organization to the interests of the shareholders as a whole. The S&I Plans provide specific and pre-established performance-based criteria to determine the level of supplemental company matching. While the company's strategy of differentiated products and services contributed to greater stability of earnings as compared with its competitors, less favorable market conditions caused the company not to meet or exceed each of these pre-established reference points for fiscal 1997. As a result, there was no supplemental match for fiscal 1997 above the regular company match of 75 percent.

Recent Performance
Westvaco's differentiated product strategy continues to yield benefits.   A
comparison of the company's total return to shareholders over the past two years with that of the Dow Jones Paper Index, as reviewed by the Committee, is reflected on the following graph:


Total Return to Shareholders

                          1995        1996      1997
Westvaco                100.00      105.84    125.49
S&P 500 Index           100.00      124.09    163.94
Dow Jones Paper Index   100.00      103.09    116.28

Data source: Standard & Poor's Compustat Services, a division of McGraw-Hill Companies except for Dow Jones Paper Index data which comes from Dow Jones & Company, Inc.


The company's earnings performance under the very challenging business conditions which have confronted the paper industry since 1995, compares very favorably with the other companies in the Dow Jones Paper Index.

Compensation for the Chief Executive Officer
Specific performance criteria are established against which the Committee measures the performance of the Chief Executive Officer. These same criteria are used by the Chief Executive Officer in evaluating the company's other senior officers.

The base salary of the company's Chairman, President and Chief Executive Officer, John A. Luke, Jr., was, at his request, not increased in 1997. A base salary adjustment was granted in 1997 to only one executive officer named in the Summary Compensation Table. The CEO's incentive compensation for 1997 was $90,000. The total incentive compensation paid in 1997 under the Westvaco Annual Incentive Compensation Plan to the other executive officers listed in the Summary Compensation Table was $130,000. The Committee believes the total cash compensation of John A. Luke, Jr., is appropriate when compared to the total cash compensation for similar positions in the Dow Jones Paper Index companies. In December 1996, the Committee granted stock options to John A. Luke, Jr., for 95,000 shares and simultaneously made grants to 361 other officers and salaried employees.

Conclusion
The Committee remains convinced that the caliber and motivation of the company's executives and all of its employees is extremely important to the company's ability to meet future challenges and to continue to deliver long-term value to its shareholders. The Committee also believes that the Westvaco Executive Compensation Program is making an important contribution to the company's performance, and is deserving of shareholder support.

Richard A. Zimmerman, Chair
Samuel W. Bodman III
W. L. Lyons Brown, Jr.
Dr. Thomas W. Cole, Jr.
David L. Hopkins, Jr.
Katherine G. Peden

Total Return to Shareholders


                 1992   1993     1994    1995     1996      1997
Westvaco       100.00  93.05   101.20  123.83   131.06    155.39
S&P 500 Index  100.00 114.94   119.39  150.95   187.32    247.47
DJ Paper Index 100.00  97.97   120.60  145.19   149.68    168.82

Data source: Standard & Poor's Compustat Services, a division of McGraw-Hill Companies except for Dow Jones Paper Index data which comes from Dow Jones & Company, Inc.



This graph compares the cumulative total return to shareholders on Westvaco common stock for a five-year period ended October 31, 1997, with the return on the Standard & Poor's 500 Stock Index (S&P 500) and the Dow Jones Paper Index.


Long-Term Total Return to Shareholders

This optional graph of the long-term total return on Westvaco common stock in comparison to the S&P 500 and the Dow Jones Paper Index over a long-term period.

          Westvaco         S&P 500         DJPI

1967           100             100          100
1968           162             114          151
1969           150             110          166
1970           115              98          128
1971            99             115          112
1972           142             140          109
1973           220             140          150
1974           150              99          122
1975           209             125          176
1976           295             150          238
1977           302             141          184
1978           295             150          201
1979           376             173          223
1980           418             229          249
1981           449             230          243
1982           548             267          295
1983           717             342          367
1984           905             363          401
1985           898             434          416
1986         1,436             578          633
1987         1,646             615          651
1988         1,753             705          806
1989         1,740             892          924
1990         1,548             825          787
1991         2,581           1,101        1,198
1992         2,482           1,211        1,145
1993         2,310           1,392        1,122
1994         2,512           1,446        1,381
1995         3,074           1,828        1,663
1996         3.253           2,268        1,714
1997         3,857           2,997        1,934

Creating long-term rewards for shareholders is a major Westvaco objective. Accordingly, this graph, using the same method of measuring return as in the five-year graph and using the same indices, is presented to show comparative cumulative return over a long term. Neither this graph, nor the graph for the five-year period, should be taken to imply any assurance that past performance is predictive of future performance.

                     Summary Compensation Table

The following shows the compensation paid or accrued by Westvaco to or for each of its five most highly compensated executive officers for all periods during the fiscal year ended October 31, 1997.
                                                       Long-term
                                                    Compensation
                                      Annual              Awards
Name and                           Compensation         Options/   All Other
Principal Position       Year*   Salary  Bonus(1)    SARs (#)(2) Compensation(3)

John A. Luke, Jr.        1997  $874,167   $90,000        95,000          $43,388
Chairman, President and  1996   862,500   150,000        85,000           45,563
Chief Executive Officer  1995   783,333   200,000        75,000           64,957

Rudolph G. Johnstone,Jr. 1997   620,000    60,000        60,000           30,600
Executive Vice President 1996   583,333   100,000        50,000           30,750
                         1995   475,000   125,000        37,500          39,613

Frederick C. Haas        1997   499,167    35,000        45,000          24,038
Senior Vice President    1996   490,000    45,000        45,000          24,075
                         1995   429,167    50,000        30,000          31,659

Philip H. Emery, Jr.     1997   449,167    35,000        45,000          21,788
Senior Vice President    1996   437,500    40,000        40,000          21,488
                         1995   356,667    50,000        27,000          26,879

Jack A. Hammond          1997   449,167         -        45,000          20,213
Senior Vice President    1996   450,000    40,000        40,000          22,050
                         1995   437,500    75,000        30,000          33,838

*Fiscal years ended October 31.

(1) Represents the variable component of total annual compensation under the Westvaco Annual Incentive Plan as discussed in the Report of the Compensation Committee.
(2)          All SARs held by officers were cancelled during 1997.
(3) Represents company contributions and accruals of $7,125 and $36,263 for John A. Luke, Jr.; $7,125 and $23,475 for Rudolph G. Johnstone, Jr.; $6,863 and $14,925 for Philip H. Emery, Jr.; and $6,282 and $13,931 for Jack A. Hammond, to the Salaried Savings and Investment Plan and unfunded Savings and Investment Restoration Plan, respectively. Represents company accruals for only the unfunded Savings and Investment Restoration Plan in the case of Frederick C. Haas in 1997. The five executive officers named above hold interests equivalent to a total 247,147 shares under such plans.

      Option/SAR Grants in the Fiscal Year Ended October 31, 1997

                                             Individual Grants

                             Number of     % of Total
                            Securities   Options/SARs
                            Underlying     Granted to
                          Options/SARs   Employees in     Exercise    Expiration
Name                        Granted(2)  Fiscal Year(2)  Price($/Sh)         Date

John A. Luke, Jr.               95,000  9.99%/14.01%       $27.4375   12/17/2006
Rudolph G. Johnstone, Jr.       60,000   6.31%/8.85%        27.4375   12/17/2006
Frederick C. Haas               45,000   4.73%/6.64%        27.4375   12/17/2006
Philip H. Emery, Jr.            45,000   4.73%/6.64%        27.4375   12/17/2006
Jack A. Hammond                 45,000   4.73%/6.64%        27.4375   12/17/2006

All Optionees                  950,515          100%       $27.4375   12/17/2006


Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (1)
                                             5%               10%
John A. Luke, Jr.                    $1,639,241        $4,154,183
Rudolph G. Johnstone, Jr.             1,035,310         2,623,695
Frederick C. Haas                       776,483         1,967,771
Philip H. Emery, Jr.                    776,483         1,967,771
Jack A. Hammond                         776,483         1,967,771

All Optionees                       $16,401,297       $41,564,349
All shareholders(3)              $1,758,819,811    $4,457,220,636
Optionees gain as %
 of all shareholder gain                  0.93%             0.93%

(1) The dollar amounts under these columns are not intended to and may not accurately forecast possible future appreciation, if any, of Westvaco's common stock price. These are purely hypothetical amounts resulting from calculations at the 5% and 10% rates required by the Securities and Exchange Commission.

(2) Executive officers were granted options in tandem with stock appreciation rights (SARs). For each of the named executives the percentage on the left represents the percent of total options granted to all employees and the percentage on the right represents the percentage of total SARs granted to all employees. All SARs held by officers were cancelled during 1997. Tandem limited stock appreciation rights (LSARs) were also granted to executive officers which remain in effect and are exercisable in the event of a change in control. Exercise of an option or LSAR cancels any tandem grant. All options were granted at market value on the date of grant and become exercisable twelve months from the date of grant.

(3) As of October 31, l997, there were 101,930,023 shares of common stock outstanding. The calculations shown are based on the assumed rates of appreciation, compounded annually, from the stock's fair market value of $27.4375 on December 17, 1996, when the above options were granted.



                  Aggregated Option/SAR Exercises in Last Fiscal Year
                        and October 31, l997 Option Values

                                                           Number of Unexercised
                             Number of                                Options At
                            Securities                       October 31, 1997(2)
                   Underlying Options/        Value                 Exercisable/
Name                    SARs Exercised   Realized(1)               Unexercisable

John A. Luke, Jr.               16,874      $163,116            $377,494/95,000
Rudolph G. Johnstone, Jr.       16,546       217,308             132,408/60,000
Frederick C. Haas               77,835       929,433             105,718/45,000
Philip H. Emery, Jr.            27,202       290,532             100,177/45,000
Jack A. Hammond                      -             -             127,353/45,000


                                      Value of Unexercised In-the-Money Options
                                                          At October 31, 1997(3)
                                                       Exercisable/Unexercisable

John A. Luke, Jr.                                             $3,459,721/489,848
Rudolph G. Johnstone, Jr.                                      1,007,802/309,378
Frederick C. Haas                                                796,719/232,033
Philip H. Emery, Jr.                                             751,611/232,033
Jack A. Hammond                                                  992,436/232,033




(l) The value realized on stock option and SAR exercises represents the difference between the grant price of the options/SARs and the market price of the shares of underlying stock as of the date of exercise multiplied by the number of options/SARs exercised. All grants are made at the fair market value of the stock on the date of grant.
(2) During 1997, all SARs held by officers were cancelled.
(3) The value of unexercised in-the-money options represents the difference between the grant price of the options and the market price of $32.5938 at October 31, 1997, multiplied by the number of in-the-money options outstanding.


                                 Pension Plan Table
                            Years of Service
Remuneration         25          30          35         40           45
  $  500,000   $174,100    $209,000    $243,800   $279,100     $314,800
     660,000    231,300     277,500     323,800    370,500      417,700
     820,000    288,400     346,100     403,800    461,900      520,500
     980,000    345,600     414,700     483,800    553,400      623,400
   1,140,000    402,700     483,300     563,800    644,800      726,300
   1,300,000    459,900     551,900     643,900    736,300      829,200


The corporation's contributions to its Retirement Plan for Salaried Employees are computed on an aggregate actuarial basis with no specific allocation of contributions to individuals. The table above shows the approximate annual retirement benefits net of social security benefits that would be received under current plan provisions based upon the noted compensation levels and years of service. As of December 31, 1997, the executive officers named in the Summary Compensation Table set forth on page 19 will have the following years of credited service: John A. Luke, Jr., 18.7; Rudolph G. Johnstone, Jr., 34.6; Frederick C. Haas, 34.8; Jack A. Hammond, 36.5; and Phillip H. Emery, Jr., 32. The amounts of covered compensation under the plan during 1997 for each of the individuals named in the Summary Compensation Table set forth on page 19 were approximately the same as set forth in the salary and bonus columns of that table.

These approximated annual retirement benefits have been calculated under the plan's 50% joint and survivor annuity form of pension and on the assumption of retirement benefits beginning at age 65. To the extent that an employee's retirement benefit as computed in accordance with the plan exceeds maximum amounts permitted under the Internal Revenue Code, the difference will be paid by Westvaco under an unfunded benefit plan approved by the Board of Directors.

Benefit Assurance Trusts. The company has entered into four benefit assurance trusts in connection with the company's unfunded benefit plans in order to preserve the benefits earned under the plans in the event of a significant change in corporate structure. Upon the occurrence of any potentially significant change in corporate structure, the company will contribute additional funds to the trusts which will be sufficient to pay, in accordance with the terms of the plans, the benefits authorized under the plans. If the funds in the trusts are insufficient to pay amounts due under the plans, the company remains obligated to pay any deficiency.

Severance Pay Plans

Westvaco has implemented two severance pay plans for salaried employees who are involuntarily terminated. One plan, which covers normal business occurrences of job elimination and discharge for reasons other than gross misconduct, provides severance pay ranging from 2 weeks to 52 weeks of an employee's salary (including any bonus) based on years of service. Terminated employees also receive unused and vested vacation pay. In the case of job elimination, an employee may continue medical, dental, disability, accidental death and dismemberment and life insurance coverage for specified periods of time ranging from 1 to 6 months.

The other plan provides that if any salaried employee is involuntarily terminated (including, in the case of employees above a determined senior grade, certain actions constituting constructive discharge) for any reason other than fraud, misappropriation or embezzlement within 2 years after a significant change (a 20 percent acquisition of the company's voting securities, a merger, sale or dissolution of the company in certain circumstances, or certain changes in the composition of the company's Board of Directors), the employee is entitled to severance pay ranging from 2 weeks to 104 weeks of any employee's salary (including any incentive compensation) based on years of service, plus an additional 20 percent. In addition, employees will receive the value of lost benefits under the company's retirement, savings and investment, medical, dental, disability, accidental death and life insurance plans and any unused and vested vacation pay.

2.  Proposal to ratify appointment of independent accountants

The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed Price Waterhouse LLP to serve as independent accountants for the corporation for the 1998 fiscal year subject to approval by the shareholders at the annual meeting. Price Waterhouse LLP currently serves as the corporation's independent accountants and received $1,389,900 in fees and expenses during fiscal year 1997 for audit-related services. The Audit Committee has been advised by Price Waterhouse LLP that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the corporation or any of its subsidiaries. Representatives of Price Waterhouse LLP will attend the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. If the shareholders do not ratify this appointment, the appointment of other independent public accountants will be considered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Price Waterhouse LLP as independent accountants. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted for such ratification.

Other matters

Westvaco's bylaws contain detailed procedures, including time limitations, which a shareholder must comply with in order to introduce an item of business at an annual meeting.
The Board of Directors knows of no such other matters to be brought before this meeting. However, if any other matters were to properly come before the meeting, a person named in the accompanying proxy (or a substitute) would vote thereon in accordance with his best judgment.

Shareholder proposal date

Proposals which shareholders intend to present at the 1999 Annual Meeting of Shareholders must be received by the corporation by August 28, 1998, to be considered for inclusion in the corporation's Proxy Statement and form of proxy relating to the 1999 annual meeting.


John W. Hetherington
Vice President, Assistant General Counsel and Secretary

December 26, 1997

Form 10-K available without charge

The corporation's annual report on Form 10-K filed with the Securities and Exchange Commission may be obtained at no charge after January 29, 1998, by writing to: Secretary, Westvaco Corporation, 299 Park Avenue, New York,
New York 10171. Exhibits to the Form 10-K are also available at a cost of twenty-five cents per page.






WESTVACO


Westvaco Corporation
Westvaco Building
299 Park Avenue
New York, New York 10171
212 688 5000

For shareholder information
outside of New York City, call toll free
1 800 432 9874

Westvaco on the World Wide Web,
earnings, corporate news releases,
product information, financial and
environmental reports and other
company information can be found
on Westvaco's Internet site:
http://www.westvaco.com



            50% recovered fiber
            10% postconsumer fiber

The proxy statement is printed on American Eagle web dull paper manufactured at Westvaco's
Tyrone, PA, fine papers mill.



The following is the text of the proxy card for individual shareholders mailed with the proxy statement.


                            WESTVACO CORPORATION
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints John A. Luke, Jr., Rudolph G. Johnstone, Jr., and John W. Hetherington, successively, with full power of substitution, to represent the undersigned and to vote all Common Stock of Westvaco Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on February 24, 1998 and at any adjournment of the meeting.

           (Continued and to be signed on the reverse side)



Westvaco  Westvaco Building                           PROXY
299 Park Avenue
New York, NY  10171                     Solicited on Behalf of the Board
                                        of Directors        Annual Meeting of
                                        Shareholders February 24, 1998

    --------------           ----------------
    ACCOUNT NUMBER                COMMON

-------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR all nominees listed below and FOR proposals 2.

1. Election of Directors: David L. Hopkins, Jr., Douglas S. Luke, Jane L. Warner and Richard A. Zimmerman.


 ___FOR         ___WITHHELD        WITHHELD for the following
                                   nominee(s) only, write name(s)
                                   below.
 all nominees   for all nominees           ____________________________

2. Appointment of Price Waterhouse LLP as  independent accountants for
   1998.    ___FOR  ___AGAINST  ___ABSTAIN

 The proxies are directed to vote as specified above and on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above and FOR Proposals 2.
 Please date, sign and return this proxy promptly.

                                        Dated____________________, 1998
                                        Signature______________________
                                        _______________________________
                                        _______________________________

  Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated.